Exhibit 99.3
Confidential — For Internal Use Only
INTENT TO ACQUIRE PEROT SYSTEMS
MSD/HRPJ/HRP AUDIOCAST
GLOBAL EMPLOYEE EMAIL:
Moderator’s Note: Michael joined Ross Perot and Ross Perot Jr in taping an audiocast message for all Dell and Perot Systems employees on this exciting day. Please take a moment to hear what they had to say!
Over the past several months we’ve taken several important steps that made clear statements about how we’re transforming Dell, for customers, our company and each other. We’ve changed our organization to line up with customer segments, revamped our entire product line, made investments to add and develop new skills, and streamlined how we run our business. We still have a long way to go on our transformation journey, but we have made some important progress.
Today we made another very bold statement—one with a big exclamation point—that I am extremely excited about.
We announced our plan to acquire Perot Systems (link to home page), which most of you know is a leading, global provider of innovative business and IT services. This move is an important step to fulfilling our strategy and positioning Dell even better to deliver increased value to our customers. As we said in a press release (link to release) a short time ago, combining our companies will allow us to:
•	Provide customers the best next generation solutions and services to help them realize value from their IT investments, and

•	Extend the reach of Perot Systems’ capabilities around the world.
Of course, this is not our first acquisition; we’ve done eight in the past couple of years. The largest of them up until now was EqualLogic, which we have developed and used to become a leading supplier in the fastest-growing storage-technology segment.
I believe the addition of Perot Systems will be profound in significant ways. This isn’t a services acquisition. It’s the right services company for us, with highly complementary, world-class capabilities. We’ve got great products, made breakthroughs in service delivery, and have increasing expertise in infrastructure consulting and software-as-a-service. Perot Systems has an extensive range of high-value, next-generation services, with a track record of significant value creation for its customers. They have also been a valued partner with us in developing and providing modular services.
A large part of the reason we are very confident about this acquisition is we know and have been successful with them. And we share key characteristics, especially a sharp focus on helping customers thrive and be most productive and efficient. Our collaboration with them includes projects in important areas like health care and government, and on modular services. Together we will offer great IT solutions for the full range of commercial customers—large corporations, public institutions, and small and medium businesses.

We expect to complete the acquisition of Perot Systems later this year. When we do, Perot System and our Dell services teams will be combined into a single services business unit, led from Plano by Peter Altabef, the current Perot Systems chief executive officer. We will also merge our IT teams, in the process moving IT to the front office as we take our stronger internal capabilities to customers. In the meantime, even as representatives from both companies plan for eventual integration, Dell and Perot Systems will continue to function as independent organizations: collaborating in many cases, competing against each other in others, doing business as we did before this announcement.
This isn’t the end of our transformation work, it’s just the beginning. There’s more to be done as we continue to build out our capabilities and assets to the best-value solutions integrator for the Efficient Enterprise. However, today’s announcement illustrates pretty clearly how we’re remaking Dell around a clear vision, on our terms, always mindful of what’s right for customers.
Together, we are building a Dell that is better than ever. I’m hopeful you find the process as exhilarating as I do, and the results should be a lot of fun.
Additional Information
The planned tender offer described in this email has not yet commenced. The description contained in this email is not an offer to buy or the solicitation of an offer to sell securities. At the time the planned tender offer is commenced, Dell will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”), and Perot Systems will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before making any decision to tender securities in the planned tender offer. Those materials will be made available to Perot Systems’ stockholders at no expense to them. In addition, all of those materials (and all other tender offer documents filed with the SEC) will be made available at no charge on the SEC’s website: www.sec.gov.
     TRANSCRIPT OF AUDIOCAST REMARKS:
Michael Dell: Today is an important and exciting day in Dell’s innovative history. We have announced a plan to acquire Perot Systems, a company that like our own has made a notable mark on IT. Ross Perot Sr started Perot Systems in 1988 with a focus on the customer and an ability to develop and deliver world-class services. This acquisition is right on target with our strategic plan. It combines our great products and services with Perot Systems’ very complementary, high value, next —generation services capabilities and should provide opportunities for immediate and long-term growth. This is a terrific move for our customers, for both companies, and for our passionate and committed teams. I’m sitting next to a couple of those people right now — Ross Perot, the founder of Perot Systems, and Ross Perot Jr., the company’s Chairman of the Board. Ross this is terrific news.
Ross Perot Jr: Michael, this is a great day. The Perot Systems team has built a great company from the ground up. We take special satisfaction that Dell recognizes our accomplishments. Now we’re formalizing a relationship that’s been growing in size and significance. The new larger Dell will be very special. Built on our success and yours and taking Perot Systems’ expertise to more customers than ever. To our Perot Systems team, I’d like to say that this transaction creates new opportunity, both for us as a company as we pursue an even more ambitious international strategy, and for all of you individually. And to Dell, I’m excited about the potential this combination creates. I look forward to joining the Dell board and am excited to bring these great companies together. Dad — I know you share this excitement.
Ross Perot: Absolutely. That’s right, Ross. I’m proud to be associated with Michael and his great company. They have quite a record. Perot Systems and Dell share an entrepreneurial spirit and that’s important. Dell was started in a dormitory room. We started around my kitchen table and the rest is history. Today we are both strong, global companies. Together we have the opportunity to offer our clients more services and solutions than we have ever had in the past. I think the sky will be the limit for this new company.
Michael Dell: Mr. Perot and Ross, we look forward to formally welcoming you to the Dell family as this transaction closes over the next several weeks.
Ross Perot: We do, too, thank you!
Ross Perot Jr: Michael, it’s going to be great — thank you.
Michael Dell: Thank you.
*END*
Additional Information
The planned tender offer described in this transcript has not yet commenced. The description contained in this transcript is not an offer to buy or the solicitation of an offer to sell securities. At the time the planned tender offer is commenced, Dell will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”), and Perot Systems will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before making any decision to tender securities in the planned tender offer. Those materials will be made available to Perot Systems’s stockholders at no expense to them. In addition, all of those materials (and all other tender offer documents filed with the SEC) will be made available at no charge on the SEC’s website: www.sec.gov.